Exhibit 99.1

Contact:	Tricia J. Richardson Novavax, Inc. 240-268-2031
NOVAVAX REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS AND PROGRESS
WITH VACCINE DEVELOPMENT PROGRAMS
ROCKVILLE, MD (November 12, 2007) — /PRNewswire-FirstCall/ — Novavax Inc. (NASDAQ: NVAX) today reported financial results for the third quarter ended September 30, 2007 and reviewed its recent accomplishments and upcoming milestones. Novavax reported a net loss of $9.0 million, or the equivalent of $0.15 loss per share, compared with a $5.0 million net loss, or the equivalent of $0.08 loss per share in the third quarter of 2006.
For the nine months ended September 30, 2007, the Company reported a net loss of $25.5 million or $0.42 loss per share, as compared to a loss of $16.9 million or $0.29 loss per share for the nine months ended September 30, 2006. The increase in net loss was principally due to increases in research and development costs related to advancing the Company’s two lead virus-like particle (“VLP”)-based vaccine candidates against pandemic and seasonal influenza.
“Financial results for the third quarter and year to date were in line with our expectations and reflect our continued progress across all of our drug development activities, particularly with our two flu vaccine programs. With the initiation of human clinical trials for H5N1 pandemic flu VLP vaccine, we are now a clinical-stage vaccine company and on target to announce scheduled top line results from this Phase I/IIa trial in December 2007,” said Novavax President and Chief Executive Officer, Dr. Rahul Singhvi.
Key recent accomplishments were as follows:
•	Enrolled all seventy stage ‘A’ participants in the Phase I/IIa clinical trial of our novel pandemic vaccine from which scheduled top line results will be reported in December. The first subject was enrolled in this study in July.

•	Advanced our trivalent seasonal flu vaccine program into preclinical studies. This program is on target for an IND filing in the second quarter of 2008.

•	Announced a new vaccine candidate for the prevention of Shingles caused by the Varicella Zoster Virus, expanding our vaccine product pipeline to three.

•	Continued progress in building a GMP pilot-plant facility at our Rockville, Maryland headquarters to allow manufacturing of Phase I-III clinical supplies of our VLP vaccine candidates.

•	Announced in conjunction with Allergan the wind down of manufacturing of the production of Estrasorb ®. Estrasorb ® was acquired by Allergan as a result of their acquisition of Esprit Pharma in October 2007.
Some of the key milestones anticipated during the fourth quarter of 2007 are:
•	The announcement of a fourth vaccine candidate.

•	Pre-clinical results for our trivalent seasonal flu VLP vaccine candidate.

•	Completion of construction of our GMP pilot manufacturing facility for production of our VLP vaccine candidates.

•	Scheduled results from our Phase I/IIa H5N1 pandemic flu vaccine trial.
Third Quarter Financial Results
Revenues for the third quarter ended September 30, 2007 were $1.3 million, an increase of $0.1 million over the $1.2 million reported in the comparable 2006 period. Revenues consist of ESTRASORB® sales and royalties paid by Esprit Pharma, Inc. of $0.5 million as well as contract research and development revenues of $0.7 million in the third quarter of 2007 as compared to $0.6 million of research and development revenues for the same period in 2006.
Cost of products sold for the three-month period ended September 30, 2007 was $1.1 million as compared to $1.2 million for the same period in 2006. Included in the cost of products sold was $0.6 million in idle capacity costs at our manufacturing facility compared to $0.7 million of such costs in the comparable 2006 quarter. The company also incurred $0.8 million in excess inventory costs over market for the third quarter as compared to $0.3 million in the comparable 2006 period, which reflects its current production costs over the sales transfer price of ESTRASORB®.
Research and development costs for the third quarter increased to $5.6 million compared to $2.9 million for the comparable 2006 three-month period. The increase in R&D was primarily due to higher spending to support the continuing development of the Company’s influenza vaccines as well as licensing fees paid to Wyeth Holdings as a result of a licensing agreement signed in July 2007.
General and administrative expenses were $3.1 million for the third quarter of 2007, as compared to $2.6 million for the same period last year. The increase in expenses was principally due to increased facility expenses of $0.4 million resulting from the new leased facility in Rockville, Maryland.
As of September 30, 2007, Novavax had $52.3 million in cash, cash-equivalents, and short-term investments as compared to $73.6 million at December 31, 2006, a decrease of $21.3 million. The decrease of $21.3 million was principally due to operating losses incurred for the year to date period of 2007, partially offset by non-cash expenses of $3.4 million.
Conference Call
The Company will hold an investor conference call at 10:00 a.m. Eastern Time on November 12, 2007 to discuss its financial results. The call will be hosted by Novavax President and Chief Executive Officer Dr. Rahul Singhvi and other members of senior management. The dial-in number for the conference call in the United States and Canada is (800) 810 0924; international callers may dial (913) 981 4900.
A live audio webcast of the conference call will be available at www.novavax.com. Please connect to this website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the webcast. A replay of the webcast will be available for 90 days after the webcast and a replay of the conference call will also be available by telephone beginning 1pm EST. November 12, 2007 through midnight November 19, 2007. To access the replay, dial (888) 203 1112 and enter pass code 5883744.
About Novavax
Novavax Inc. is committed to leading the global fight against infectious disease by creating novel, highly potent vaccines that are safer and more effective than current preventive options. Using the company’s proprietary virus-like particle (VLP) and Novasome® adjuvant technologies, Novavax is developing vaccines to protect against H5N1 pandemic influenza, seasonal flu and other viral diseases. Novavax’s particulate vaccines closely match disease-causing viruses while lacking the genetic material to cause disease, which provides potential for greater immune protection at lower doses than current vaccines. With an exclusive portable manufacturing system that allows for rapid mass-production of vaccines, Novavax is uniquely positioned to meet global public health needs. Additional information about Novavax is available at www.novavax.com and in the company’s various filings with the Securities and Exchange Commission.
Forward Looking Statements
Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding product sales, operating expenses, and clinical developments are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Novavax cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by Novavax to secure and maintain relationships with collaborators; risks relating to the early stage of Novavax’s product candidates under development; uncertainties relating to clinical trials; risks relating to the commercialization, if any, of Novavax’s proposed product candidates; dependence on the efforts of third parties; dependence on intellectual property; competition for clinical resources and patient enrollment from drug candidates in development by other companies with greater resources and visibility, and risks that we may lack the financial resources and access to capital to fund our operations. Further information on the factors and risks that could affect Novavax’s business, financial conditions and results of operations, is contained in Novavax’s filings with the U.S. Securities and Exchange Commission, which are available at http://www.sec.gov. These forward-looking statements speak only as of the date of this press release, and Novavax assumes no duty to update forward-looking statements.

NOVAVAX, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share information)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues:
Net product sales	$453	$571	$678	$1,668
Contract research and development	710	582	1,146	1,459
Royalties and milestone fees	152	40	318	208

Total revenues	1,315	1,193	2,142	3,335

Operating costs and expenses:
Cost of products sold	1,096	1,170	3,269	3,564
Excess inventory costs over market	757	264	1,317	1,256
Research and development	5,634	2,903	13,487	8,336
General and administrative	3,085	2,550	11,044	7,946

Total operating costs and expenses	10,572	6,887	29,117	21,102

Loss from operations	(9,257)	(5,694)	(26,975)	(17,767)

Other income (expense)
Interest income	749	1,021	2,559	2,239
Interest expense	(458)	(341)	(1,132)	(1,392)

Net loss	$(8,966)	$(5,014)	$(25,548)	$(16,920)

Basic and diluted loss per share	$(0.15)	$(0.08)	$(0.42)	$(0.29)

Basic and diluted weighted average number of common shares outstanding	61,399,445	61,500,942	61,311,478	58,444,933

	As of September 30,	As of December 31,
	2007	2006

Cash, cash equivalents and short-term investments	$52,260	$73,595
Total current assets	55,317	77,342
Total assets	99,706	121,877
Working capital	49,700	72,003
Long term debt	21,817	22,458
Stockholders’ equity	71,883	94,001
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